Exhibit 99.5

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

November 26, 2021

Ads-Tec Energy Public Limited Company

10 Earlsfort Terrace

Dublin 2, D02 T380, Ireland

Ads-Tec Energy Public Limited Company (the “Company”) is filing a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Salina Love
Salina Love